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                                                                   EXHIBIT 10(a)


     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("Agreement") dated as of July 1, 1998 (the "Effective Date") between INTERTAN, INC., a Delaware corporation ("Employer"), and JAMES T. NICHOLS ("Employee").

     WHEREAS, Employer and Employee entered into that certain Employment Agreement dated as of January 1, 1995 and now desire to make this amendment thereto;

     WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Employment and Duties. Upon the terms and subject to the conditions set forth herein, Employer hereby employs Employee during the Term (as such term is hereinafter defined), and Employee accepts employment with Employer during the Term, to serve as the Vice Chairman of the Board and Chief Executive Officer of Employer. In such capacities, Employee shall perform such executive duties and responsibilities, and shall exercise such authority as are usual and customary for such positions. Employee shall report to the Board of Directors and the Chairman of the Board of Employer. Employee shall also perform such additional executive duties and responsibilities with Employer or any of its subsidiaries or affiliates, and shall enjoy such additional powers, as may be assigned or delegated to Employee from time to time by the Board of Directors of Employer. Notwithstanding the foregoing, Employee shall not be assigned or delegated duties hereunder which would require prolonged absences from, or changes in, the place of his residence without his consent, nor shall Employee be assigned or delegated duties which would demean or materially reduce Employee's effectiveness in his position.

     Section 2. Term. The term of this Agreement and Employee's employment hereunder (the"Term") shall commence on the Effective Date and, unless sooner terminated pursuant to the termination provisions hereof, continue through December 31, 1998 (the "Expiration Date").

     Section 3. Exclusive Service. Employee shall devote his exclusive and full time services to the performance of his duties and obligations hereunder during the Term and shall not during the Term engage in any other activity for gain, profit or pecuniary advantage; provided, however, that, subject to Employee's fiduciary duties and to the restrictions set forth in Section 12 hereof, (i) Employee shall not be prohibited from investing his assets in such form or manner as will not require his services in the operation of the affairs of the entities in which such investments are made or, in the aggregate, detract from the performance by

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Employee of his duties and obligations hereunder, and (ii) Employee may engage in activities involving charitable, educational, religious and similar types of organizations, speaking engagements and similar type activities to the extent that such other activities do not detract from the performance by Employee of his duties and obligations hereunder.

     Section 4. Compensation. As compensation for services rendered by Employee to Employer during the Term pursuant to this Agreement:

     (a) Employer shall pay to Employee an annualized base salary (the "Base Salary") of not less than $460,000, payable in installments during the Term in accordance with the standard payroll policies of Employer as from time to time in effect, from which shall be deducted state and federal income taxes, local income or earnings taxes, social security taxes, and such other and similar payroll taxes and charges as may be required or appropriate under applicable law; provided, however, that such Base Salary may be appropriately adjusted, but not below $425,000, by the mutual agreement of the parties in the event that Employee becomes eligible for any deferred compensation, retirement or other employee plans in addition to those specified herein. In the event of any Termination (as such term is hereinafter defined) of this Agreement, Employee shall be entitled to receive the unpaid portion, if any, of the Base Salary attributable to the period during which the effective date of such Termination occurs; provided, however, that if such Termination is on account of Employee's long-term disability pursuant to Section 6 hereof, then, during the period beginning with the onset of such disability and ending on the effective date of such Termination, Employee's Base Salary shall be reduced by any sick pay or disability benefits received by Employee, through insurance contracts or otherwise.

     (b) For the period July 1 through December 31, 1998, Employer shall also pay to Employee a bonus of $87,500 (the "Fixed Bonus"), payable not later than December 31, 1998, from which shall be deducted state and federal income taxes, local income or earnings taxes, social security taxes, and such other and similar payroll taxes and charges as may be required or appropriate under applicable law. In the event of any Termination (as such term is hereinafter defined) of this Agreement, Employee shall be entitled to receive the unpaid portion, if any, of the Fixed Bonus, reduced as aforesaid.

     (c) Employer shall pay to Employee such other bonuses as may be determined by the Board of Directors of Employer, in the exercise of its sole and absolute discretion, from which shall be deducted state and federal income taxes, local income or earnings taxes, social security taxes, and such other and similar payroll taxes and charges as may be required or appropriate under applicable law.

     (d) Employee shall be entitled to participate in Employer's Stock Purchase Plan in accordance with the terms thereof.

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     (e)    In addition to any other retirement benefits, Employer shall pay
Employee, in the event of his retirement, the annual amount of $85,455.48 per year for a period of ten (10) years commencing on the first day of the month following Employee's actual date of retirement. The annual amount shall be paid each year in twelve (12) equal monthly installments (such monthly payments totaling 120) and each installment shall have deducted therefrom all state and federal income taxes, local income or earning taxes, social security taxes, and such other and similar payroll taxes and charges as may be required or appropriate under applicable law.

     (f) Employer shall use its best efforts to obtain for Employee life insurance in the amount of $900,000 and long-term disability insurance providing for payment of not less than 60% of Employee's Base Salary and Fixed Bonus for so long as Employee shall suffer a Disability (as such term is hereinafter defined) for the remainder of Employee's life.

     (g) Employer shall pay country club membership assessments, charges and dues of Employee at the Fort Worth, Texas, country club of his choosing.

     Section 5. Other Benefits. During the Term, Employee shall be entitled to such holidays, paid vacations (of at least four weeks per calendar year) and sick leave as are consistent with Employer's standard policies for a person holding Employee's position and tenure with Employer. Employee shall also be eligible, from and after the Effective Date, for participation in such group insurance, hospitalization, major medical and dental insurance as such programs may be from time to time implemented, modified or maintained and made available in the sole discretion of the Board of Directors of Employer for a person holding Employee's position and tenure with Employer. Employee shall also be entitled to a car allowance of not less than $666.67 per month during the Term and shall be entitled to reimbursement by Employer for costs of all gasoline and oil used in the operation of his car during the Term.

     Section 6.    Early Termination of Term of Agreement: Effect of
Termination.

     (a) The Term and the employment of Employee hereunder shall be terminated (a "Termination") on the Expiration Date or prior to the Expiration Date in any of the following circumstances:

            (i)    immediately, if Employee dies; or

            (ii) immediately upon Employee becoming entitled to receive the maximum benefits under the long-term disability insurance coverage then provided by Employer or, if no such insurance is in effect, upon Employee's "Disability" (as such term is hereinafter defined); or

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            (iii)  at the option of Employer for "Cause" (as such term is hereinafter defined) upon continuation of the occasion for Termination at the expiration of the time for cure as provided in Section 14 hereof; or

            (iv) by Employee, if Employer materially breaches its obligations under this Agreement, upon continuation of the breach at the expiration of the time for cure as provided in Section 14 hereof; or

            (v) by Employer at any time upon 30 days' prior written notice to Employee; or

            (vi) by Employee at any time upon 30 days' prior written notice to Employer.


     (b) In addition to the foregoing, upon the occurrence of a Termination for any reason, then, except as otherwise specified in this Agreement, Employer and Employee shall be released from any further obligations hereunder, but Employer and Employee shall retain and may exercise any and all remedies against the other. Notwithstanding the foregoing, the provisions of Sections 7 through 9 and Sections 11 through 23 hereof shall survive and continue after the effective date of any Termination.

     (c) For purposes of this Agreement, "Cause" means (i) a final conviction of Employee by a court of competent jurisdiction in the United States of a felony under federal, state or local criminal law, (ii) such willful or gross misconduct on the part of Employee in following the legitimate directions of the Board of Directors of Employer, (iii) drug addiction or habitual drunkenness of Employee (iv) excessive absenteeism by Employee not related to illness, sick leave or vacations (but only after written notice from Employer followed by a repetition of such excessive absenteeism), (v) Employee's act of fraud, embezzlement or theft in connection with his duties or in the course of his employment or (vi) the intentional wrongful damage to a material amount of the property of the Employer and such other intentional conduct as is in violation of established business, professional or industry principles so as to cause a material adverse effect to the Employer; provided, however, that no act or omission shall be deemed "intentional" if done or omitted in good faith and with a reasonable belief that the act or omission was in the best interests of the Employer.

     (d) For purposes of this Agreement, "Disability" means Employee's inability to render, for a period of 180 consecutive days during any 365-day period, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to Employee and Employer. If Employee and Employer cannot agree as to the independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make the determination. If Employer has implemented a long-term disability coverage plan which covers Employee, in no

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event shall Employee be considered disabled for the purposes of this Agreement, unless Employee is deemed disabled pursuant to Employer's long-term disability plan, if any, covering Employee.

     Section 7.    Severance Benefits.

     (a) If Employee terminates his employment pursuant to Section 6(a)(iv) hereof or for Good Reason (as such term is hereinafter defined), or if Employer terminates Employee's employment under Section 6(a)(v) hereof, or if Employee's employment terminates pursuant to Section 6(a)(ii), then, notwithstanding any other provision hereof, Employer shall be obligated during the period from the effective date of such Termination until the Expiration Date (the "Severance Period") (i) to continue to make payments to Employee of the Base Salary (monthly) and the Fixed Bonus (annually); and (ii) to pay any other bonuses which were earned by Employee, but unpaid, prior to the effective date of the Termination; provided, however, that, (A) if the Employer shall so elect, the Company shall make all such payments in one lump sum within ten days after the effective Termination date and (B) the Company may deduct from any such payments the amount of any payments under any long-term disability insurance coverage provided by Employer. All such payments shall be made without reference to or deduction for any subsequent employment obtained or obtainable by Employee.


     (b) For the purposes of this Agreement, Employee shall be deemed to have terminated his employment for "Good Reason" if, without Employee's prior expressed written consent, (i) Employer moves Employee's principal office, other than within the Dallas/Fort Worth metropolitan area; (ii) Employee is assigned duties or responsibilities materially inconsistent with the scope or level of the duties or responsibilities associated with Employee's position, as set forth and described in Section 1 hereof; or (iii) Employee suffers a material reduction in the scope or level of Employee's duties, responsibilities or effective authority associated with Employee's position, as set forth and described in Section 1 hereof.

     Section 8.    Change of Control. In the event that:

     (a) any person, corporation, partnership, association, joint stock company, trust, unincorporated organization, or government, including a political subdivision thereof (or any combination thereof acting for the purpose of acquiring, holding, voting, or disposing of equity securities of Employer), acquires beneficial ownership of at least twenty percent (20%) of the then issued and outstanding common stock of Employer; or

     (b) on any day more than fifty percent (50%) of the members of the Board of Directors of Employer (excluding those members replacing deceased Directors) were not Directors two (2) years prior to such date; or

     (c) substantially all the assets of Employer are sold or Employer is merged or

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consolidated or otherwise acquired by or with another corporation (other than an
Employer subsidiary) unless, as the result of any such merger, consolidation, or acquisition,

            (i)    Employer is the surviving entity, and

            (ii) not more than twenty percent (20%) of Employer's then issued and outstanding common stock is sold or exchanged as the result of such merger, consolidation, or acquisition;

then during the Term hereof, if there shall occur any such change of control event described in subsection (a), (b) or (c) above, Employee shall be vested with and be entitled to receive a benefit equal to $2,750,000.00 conditioned upon and subject to Employee's employment with Employer being terminated, whether voluntary or involuntary, during the Term hereof. Such benefit shall be payable in accordance with Section 4(e) commencing on the first day of the month following the date on which Employee terminated his employment or had his employment terminated.

Any provision hereof to the contrary notwithstanding, any shares of Employer common stock sold or exchanged as the result of any acquisition agreement initiated by Employer whereby Employer acquires control of or substantially all the assets of another corporation shall not constitute an event described in subsection (a) or (c) above.

It is specifically provided that the provisions of Section 12 shall remain fully applicable during the payment of benefits under this Section 8 and shall continue for a one year period following termination of the payment of benefits. In the event of the death of Employee prior to the receipt of all benefits payable under this Section, all remaining benefits shall be paid as designated in his last will and testament, or to his heirs at law, as the case may be.

     (d) All options, warrants and other rights to acquire shares of capital stock of Employer (including those of its subsidiaries and affiliates), whether pursuant to employee benefit plans or otherwise, which shall have been granted to Employee prior to a change of control event described in subsection (a), (b) or (c) above shall fully vest and become immediately exercisable upon the occurrence of any such change of control event. If subsequent to a change of control, Employee's employment is terminated by Employer other than for Cause or if such employment is voluntarily terminated by Employee, then in either such event, all such options, warrants and rights shall be exercisable by Employee in accordance with their respective terms.

     (e) Employer shall pay or reimburse Employee for all fees and disbursements of counsel, if any, incurred by the Employee as a result of the termination of his employment by Employer following a change of control event or his voluntary termination of such employment during the Term subsequent to a change of control event (including, without limitation, those which may be incurred by the Employee in seeking to obtain or enforce any right or benefit

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provided by this Agreement).

     (f) In the event that Employee's employment with Employer is involuntarily terminated for any reason other than those reasons set forth in
Section 6(c), and during a period beginning on the date of such termination and expiring at midnight, Fort Worth, Texas time, on December 31, 1998, there occurs a change of control event described in subsection (a), (b) or (c) above then Employee, or his devisees or heirs, as the case may be, if he dies after termination of employment, shall be entitled to receive a benefit equal to $2,750,000.00 payable in accordance with Section 4(e) commencing on the first day of the month following the occurrence of such change of control event described in subsection (a), (b) or (c) above.

It is specifically provided that the provisions of Section 12 shall remain fully applicable during the payment of benefits under this Section 8 and shall continue for a one year period following termination of the payment of benefits. In the event of the death of Employee prior to the receipt of all benefits payable under this Section, all remaining benefits shall be paid as designated in his last will and testament, or to his heirs at law, as the case may be.

     Section 9. Maximum Amount. If any payment or the receipt of any benefit under this Agreement shall be deemed to constitute an "excess parachute payment" as such term is defined in Internal Revenue Code of 1986 ("Code")
Section 280G, or any successor section thereto, so as to result in the loss of a deduction to Employer under Code Section 280G or in the imposition of any excise tax on Employee under Code Section 4999, or any successor section thereto, then the amounts payable or the benefits provided under this Agreement shall be reduced to the minimum extent necessary so that no such deduction will be lost by Employer and no such excise tax will be imposed on Employee.

     Section 10. Expenses. Employee's duties under this Agreement may require a reasonable amount of travel and the incurrence of travel and other business expenses. Employer shall pay or reimburse Employee for all such reasonable expenses incurred or paid by the Employee upon presentation of expense statements or vouchers and such other information as Employer may reasonably require.

     Section 11. Confidentiality. Employee shall not at any time during or after the Term (without regard to the circumstances under which this Agreement or the employment hereunder may have been terminated), directly or indirectly, disclose, use, or permit those under his control to disclose or use, except as shall be necessary in the performance of his duties hereunder, such trade secrets or other proprietary or confidential information of Employer or any of its subsidiaries, without the prior written consent of Employer. The obligation of Employee pursuant to this Section 11 shall be in effect during the Term and shall survive and continue after the effective date of any Termination.

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     Section 12.   Restrictive Covenants.

     (a) Noncompetition. Employee covenants and agrees that (i) in the event Employee is Terminated for Cause, and (ii) in any other event, if Employee is timely receiving payments as provided in this Agreement, he shall not, for a period of one year from and after the effective date of any Termination, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit his name to be used by or engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation (other than Employer or any of its subsidiaries or affiliates) or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity (other than Employer or any of its respective subsidiaries or affiliates), any business in competition with the business of Employer as carried on by Employer and within 25 miles of any location operated by Employer, in each case, immediately prior to the effective date of any Termination, but only for as long as such business is carried on by (i) Employer or any of its respective subsidiaries or affiliates or (ii) any person, corporation, partnership, trust or other organization or entity deriving title from Employer or any of its subsidiaries or affiliates to the assets and goodwill of the business being carried on by Employer immediately prior to the effective date of any Termination. Employer and Employee intend that the covenants contained in this Section shall be deemed to be a series of separate covenants, one for each location and, each such separate covenant shall be identical in terms to the covenant contained in this Section.

     (b) Tolling. If Employee violates any covenant contained in Section 12(a) hereof, then the term of such violated covenant shall be tolled for the period commencing on the commencement of such violation and ending upon the earlier of (i) such time as such violation shall be cured by Employee to the reasonable satisfaction of Employer, (ii) final adjudication (including appeals) of any action filed for injunctive relief or damages arising out of such violation, and (iii) the expiration of 36 months after Termination during which no violation of the covenant has occurred.

     (c) Reformation. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 12(a) hereof because the time limit is too long, it is expressly understood and agreed between Employer and Employee that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 12(a) hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Employer or any of its subsidiaries or affiliates, it is expressly understood and agreed between Employer and Employee that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

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     Section 13.   Injunctive Relief. Employee acknowledges that a breach of
Sections 11 or 12 hereof would cause irreparable damage to Employer, and in the event of Employee's breach of the provisions of Sections 11 or 12 hereof, Employer shall be entitled to a temporary restraining order and an injunction restraining Employee from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Employee. Nothing shall be construed as prohibiting Employer from pursuing any other available remedies for such breach, including the recovery of damages from Employee. Employee acknowledges that the restrictions set forth in Sections 11 and 12 hereof are reasonable in scope and duration, given the nature of the business of Employer. Employee agrees that issuance of an injunction restraining Employee from breaching such covenants in accordance with their terms will not pose an unreasonable restriction on Employee's ability to obtain employment or other work following the effective date of any Termination.

     Section 14. Cure of Breach. Should either party deem the other to be in breach or default of any obligation hereunder or should Employer deem there to be an occasion of Termination for Cause as that term is defined in clauses (ii),
(iii) or (vi) of subsection 6(c), the party claiming such breach, default or occasion shall give notice specifying in detail the nature thereof and the desired, reasonable cure. In the event the breach, default or occasion for termination is the failure to pay money when due, the party receiving such notice immediately shall pay such amounts as are due. In any other event of such notice, the receiving party shall respond within five days of his receipt and shall effect the cure of any breach, default or occasion for termination within ten business days.

     Section 15.   Employer's Representations and Warranties.

     (a)    Employer represents and warrants that:

            (i) it has all requisite power and authority to execute and deliver this Agreement and perform its duties and obligations hereunder;

            (ii) all necessary corporate proceedings of the Employer have been duly undertaken to authorize the execution, delivery and performance of this Agreement by the Employer; and

            (iii) this Agreement has been duly authorized, executed and delivered by Employer, is the legal, valid and binding obligation of the Employer and is enforceable against the Employer in accordance with its terms.

The representations and warranties under this Section 15(a) shall be true and correct as of the date of execution of this Agreement and on the Effective Date.

     (b)    The Employer's 1986 Stock Option Plan and 1996 Stock Option Plan
(each as

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amended through June 8, 1998) have not been subsequently modified or amended and each plan qualifies for the exemption under Securities and Exchange Commission Rule 16b-3.

     Section 16. Currency; Income Tax Adjustment. All payments to Employee under this Agreement are denominated and shall be paid in the legal tender of the United States of America ("USA") and shall be payable in the State of Texas. If any national (other than USA), state (other than Texas), provincial or local income tax is imposed upon Employee in respect of payments under this Agreement, Employer will adjust such payments to keep Employee whole, after paying such income taxes.

     Section 17. Other Agreements. The provisions of Section 11 shall be independent of and in addition to any other agreement (whether oral or written) between Employer and Employee regarding the subject matter of Section 11.

     Section 18. Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and shall not be amended, altered, or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. This Agreement supersedes all prior agreements between Employer and Employee with respect to the subject matter hereof and all such prior agreements shall be void and of no further force or effect as of the Effective Date.

     Section 19. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     Section 20. Governing Law. This Agreement shall be subject to, and be governed by, the laws of the State of Texas.

     Section 21. Assignability. Employee shall not, without the prior written consent of Employer, assign, transfer, or otherwise convey this Agreement or any right or interest herein. This Agreement and all rights and obligations of Employer or any of its successors may be assigned or otherwise transferred to any of its successors and shall be binding upon and inure to the benefit of its successors. As used herein, the term "successor" shall mean any person, corporation or other entity that, by merger, consolidation, purchase of stock, assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of Employer or succeeds to one or more lines of business of Employer.

     Section 22. Interpretation. The parties hereto acknowledge and agree that each party and its counsel has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision and that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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     Section 23.   Notices. All notices hereunder shall be in writing, shall be delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by press or other delivery service, if to Employee, to his attention at the address set forth below and, if to Employer, to the attention of the Chairman at its office in Fort Worth, Texas. All notices hereunder shall be deemed effective when received as set forth above. No notice shall be effective if given otherwise than as provided herein.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date.


                                   INTERTAN, INC.

                             By :  /s/ Clark A. Johnson
                                   -----------------------
                                   Clark A. Johnson,
                                   Chairman of the Organization and
                                             Compensation Committee



                                   EMPLOYEE:


                                   /s/ James T. Nichols
                                   ----------------------
                                   James T. Nichols

                                   Address:   3300 Cambridge Court
                                              Colleyville, Texas 76034

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